UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2019

SITO MOBILE, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-37535	13-4122844
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ		07310
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (201) 984-7085

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2019, SITO Mobile, Ltd. (the “Company”) announced that the board of directors of the Company (the “Board”) has appointed Terrance S. (Terry) Lynn as the Chief Financial Officer of the Company, effective as of February 19, 2019 (the “Start Date”). In connection with Mr. Lynn’s appointment, William Seagrave, the Company’s Chief Operating Officer and Interim Chief Financial Officer, will step down as Interim Chief Financial Officer effective as of the Start Date, and will continue his service with the Company as Chief Operating Officer.

Mr. Lynn, age 45, is the principal consultant and founder of StandardFlow, a CFO consulting and advisory firm, where he worked from November 2014 until joining the Company. While at StandardFlow, Mr. Lynn served as a contract CFO and financial advisor to several Silicon Valley startups and emerging companies, including Dropbox, Weather Underground, Birdeye, iMeem and others. Prior to founding StandardFlow, Mr. Lynn served as Chief Financial Officer at MedHelp, a consumer healthcare company, since January 2011, and helped to lead MedHelp’s acquisition by Merck & Co., Inc. in 2014. Mr. Lynn’s experience includes serving as an advisor for clients in a variety of industries, including online media, consumer healthcare and software as a service, or SaaS. Mr. Lynn received a Bachelor of Science, with a major in Mathematics, and an MBA, from Vanderbilt University.

The Company and Mr. Lynn have entered into an offer letter (the “Offer Letter”), pursuant to which Mr. Lynn will receive an annual base salary of $275,000. Mr. Lynn is also eligible to earn a cash bonus (the “Bonus”) if the Company achieves certain specified revenues during the one-year period commencing on the Start Date (the “Measurement Period”), subject to his continued employment with the Company at the time the bonus is to be paid, as follows:

•	A Bonus of $150,000 if the Company’s revenues during the Measurement Period exceed $50 million;
•	An additional Bonus of $150,000 if the Company’s revenues during the Measurement Period exceed $60 million; and
•	An additional Bonus of $150,000 if the Company’s revenues during the Measurement Period exceed $70 million.

Pursuant to the Offer Letter, Mr. Lynn will also be granted a stock option under the Company’s 2017 Equity Incentive Plan to purchase an aggregate of 250,000 shares (the “Option Shares”) of the Company’s common stock, at an exercise price of $1.16 per share (the “Stock Option”), representing the closing price of the Company’s common stock on the date the Board approved the Offer Letter. The Stock Option will vest and may be exercised with respect to ¼ of the Option Shares, or 62,500 Option Shares, on the first anniversary of the Start Date, and with respect to an additional 1/48th of the Option Shares, or 5,208.43 shares, each month thereafter, subject to Mr. Lynn’s continued employment with the Company, upon the terms and subject to the conditions set forth in the Company’s 2017 Equity Incentive Plan. Mr. Lynn will also be entitled to participate in the Company’s 401(k) plan and group health insurance plan, including coverage for medical, vision, dental, long-term disability and term life insurance. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete copy of the Offer Letter, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

There is no arrangement or understanding between Mr. Lynn and any other person pursuant to which Mr. Lynn was selected as an officer of the Company. There are no family relationships between Mr. Lynn and any director or executive officer of the Company, and Mr. Lynn is not a party to any related party transaction within the meaning of Item 404(a) of Regulation S-K.

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Item 7.01 Regulation FD Disclosure.

On February 5, 2019, the Company issued a press release to announce the appointment of Mr. Lynn as the Chief Financial Officer of the Company. The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Offer Letter
99.1	SITO Mobile, Ltd. Press Release dated February 5, 2019

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SITO MOBILE, LTD.
(Registrant)

Date: February 5, 2019	/s/ William Seagrave
Name: William Seagrave
Title: Chief Operating Officer and Interim Chief Financial Officer

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